Exhibit 3.1

ARTICLES OF INCORPORATION

OF

FIRST SOUTH BANCORP, INC.

The undersigned, pursuant to Chapter 9 of Title 13.1 of the Code of Virginia, states as follows:

ARTICLE I

Name

The name of the corporation is First South Bancorp, Inc. (herein the 'Corporation").

ARTICLE II

Powers

The purpose for which the Corporation is organized is to act as a financial institution holding company and to transact all other lawful business for which corporations may be incorporated pursuant to the Virginia Stock Corporation Act. The Corporation shall have all the powers of a corporation organized under the Virginia Stock Corporation Act.

ARTICLE III

Registered Agent

The mailing address of the Corporation's initial registered office in the Commonwealth of Virginia is 5511 Staples Mill Road, Richmond, Virginia 23228, County of Henrico, and the name of the Corporation's initial registered agent at that office is Edward R. Parker, Esquire. The initial registered agent is a resident of the Commonwealth of Virginia and a member of the Virginia State Bar and has a business office identical with the registered office.

ARTICLE IV

Initial Directors

The number of directors constituting the initial board of directors of the Corporation is seven, which number may be increased or decreased pursuant to the bylaws of the Corporation and Article X of these Articles, but shall never be less than the minimum number permitted by the Virginia Stock Corporation Act now or hereafter in force. The names and addresses of the persons who are to serve as directors until the first annual meeting and until their successors are elected and qualified, are:

Name	Address
Edmund T. Buckman, Jr.	1026 Summit Avenue
Washington, NC 27889
Frederick N. Holscher	46 Harbor Road
Washington, NC 27889
Frederick H. Howdy	67 Katherine Drive
Washington, NC 27889
Linley H. Gibbs, Jr.	222 Magnolia Drive
Washington, NC 27889
Thomas A. Vann	113 Palmer Place
Washington; NC 27889
Charles E. Parker, Jr.	1061 Lucerne Way
New Bern, NC 28560
Marshall T. Singleton	776 Mimosa Shores Road
Washington, NC 27889

ARTICLE V

Capital Stock

The aggregate number of shares of all classes of capital stock which the Corporation has authority to issue is 26,000,000; of which 25,000,000 are to be shares of common stock, $.01 par value per share, and of which 1,000,000 are to be shares of serial preferred stock, $.01 par value per share. The shares may be issued by the Corporation from time to time as approved by the board of directors of the Corporation without the approval of the stockholders except as otherwise provided in this Article V or to the extent that such approval is required by governing law, rule or regulation. The consideration for the issuance of the shares shall be paid to or received by the Corporation in full before their issuance and shall not be less than the par value per share. Shares may be issued for consideration consisting of any tangible property or benefit to the Corporation, including cash, promissory notes, services performed, contracts for services to be performed, or other securities of the Corporation. A good faith determination by the board of directors that the consideration received or to be received for the shares to be issued is adequate is conclusive insofar as the adequacy of consideration relates to whether the shares are validly issued, fully paid and non-assessable. When the board of directors has made such a determination and the Corporation has received the consideration, the shares issued therefor are fully paid and non-assessable.

A description of the different classes and series (if any) of the Corporation's capital stock, and a statement of the relative, designations, preferences, limitations and relative rights of the shares of each class and series (if any) of capital stock, and the qualifications, limitations or restrictions thereof, are as follows:

A. Common Stock. Except as provided in these Articles, the holders of the common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote for each share held by such holder, except as otherwise expressly set forth in these Articles. Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to the payment of dividends, the full amount of dividends and sinking fund or retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock, and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends, but only when and as declared by the board of directors of the Corporation.

In the event of any liquidation, dissolution or winding up of the Corporation, after there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class having preference over the common stock in any such event, the full preferential amounts to which they are respectively entitled, the holders of the common stock and of any class or series of stock entitled to participate therewith, in whole or in part, as to distribution of assets shall be entitled, after payment or provision for payment of all debts and liabilities of the Corporation, to receive the remaining assets of the Corporation available for distribution, in cash or in kind.

Each share of common stock shall have the same relative powers, preferences and rights as, and shall be identical in all respects with, all the other shares of common stock of the Corporation, except as otherwise expressly set forth in these Articles.

B. Serial Preferred Stock. Except as provided in these Articles, the board of directors of the Corporation is authorized, from time to time by adoption of an amendment to these Articles, to provide for the issuance of one or more classes of serial preferred stock in series and to fix and state the powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such class or series, and the qualifications, limitations or restrictions thereof, including, but not limited to determination of any of the following:

1.	the distinctive designation and the number of shares constituting such class or series;
2.	the dividend rates or the amount of dividends to be paid on the shares of such class or series, whether dividends shall be cumulative and, if so, from which date or dates, the payment date or dates for dividends, and the participating or other special rights, if any, with respect to dividends;
3.	the voting powers, full or limited, if any, of the shares of such class or series;
4.	whether the shares of such class or series shall be redeemable and, if so, the price or prices at which, and the terms and conditions upon which such shares may be redeemed;

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5.	the amount or amounts payable upon the shares of such class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;
6.	whether the shares of such class or series shall be entitled to the benefits of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and, if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such funds;
7.	whether the shares of such class or series shall be convertible into, or exchangeable for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation and, if so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;
9.	the subscription or purchase price and form of consideration for which the shares of such class or series shall be issued; whether the shares of such class or series which are redeemed or converted shall have the status of authorized but unissued shares of serial preferred stock and whether such shares may be reissued as shares of the same or any other class or series; and
10.	any other preferences, limitations, relative rights, restrictions, including restrictions on transferability, and qualifications of shares of such class or series, not inconsistent with law and these Articles.

Each share of each series of serial preferred stock shall have the same relative powers, preferences, limitations and rights as, and shall be identical in all respects with, all the other shares of preferred stock of the same series, except as otherwise expressly set forth in these Articles.

ARTICLE VI

Preemptive Rights

No holder of any of the shares of any class or series of stock or of options, warrants or other rights to purchase shares of any class or series of stock or of other securities of the Corporation shall have any preemptive right to purchase or subscribe for any unissued stock of any class or series, or any unissued bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for stock of any class or series or carrying any right to purchase stock of any class or series; but any such unissued stock, bonds, certificates or indebtedness, debentures or other securities convertible into or exchangeable for stock or carrying any right to purchase stock may be issued pursuant to resolution of the board of directors of the Corporation to such persons, firms, corporations or associations, whether or not holders thereof, and upon such terms as may be deemed advisable by the board of directors in the exercise of its sole discretion.

ARTICLE VII

Repurchase of Shares

The Corporation may from time to time, pursuant to authorization by the board of directors of the Corporation and without action by the stockholders, purchase or otherwise acquire shares of any class, bonds, debentures, notes, scrip, warrants, obligations, evidences of indebtedness, or other securities of the Corporation in such manner, upon such terms, and in such amounts as the board of directors shall determine; subject, however, to such limitations or restrictions, if any, as are contained in the express terms of any class of shares of the Corporation outstanding at the time of the purchase or acquisition in question or as are imposed by law.

ARTICLE VIII

 Meetings of Stockholders; Cumulative Voting

A. Any action required to be taken or which may be taken at any meeting of stockholders of the Corporation may be taken without a meeting if a consent in writing setting forth the action so taken shall be signed by all of the stockholders entitled to vote with respect to the subject matter thereof.

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B. Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the board of directors of the Corporation or by a committee of the board of directors which has been duly designated by the board of directors and whose powers and authorities, as provided in a resolution of the board of directors or in the bylaws of the Corporation, include the power and authority to call such meetings, but special meetings may not be called by any other person or persons.

C. There shall be no cumulative voting by stockholders of any class or series in the election of directors of the Corporation

D. Meetings of stockholders may be held at any place within the United States as the bylaws may provide.

E. One-third of the outstanding shares of the Corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders. If less than one-third of the outstanding shares are represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

ARTICLE IX

Notice for Nominations and Proposals

A. Nominations for the election of directors and proposals for any new business to be taken up at any annual or special meeting of stockholders may be made by the board of directors of the Corporation or by any stockholder of the Corporation entitled to vote generally in the election of directors. In order for a stockholder of the Corporation to make any such nominations and/or proposals, he or she shall give notice thereof in writing, delivered or mailed by first class United States mail, postage prepaid, to the secretary of the Corporation not less than 30 days nor more than 60 days prior to any such meeting; provided, however, that if less than 40 days' notice of the meeting is given to stockholders, such written notice shall be delivered or mailed, as prescribed, to the secretary of the Corporation not later than the close of business on the tenth day following the day on which notice of the meeting was mailed to stockholders. Each such notice given by a stockholder with respect to nominations for the election of directors shall set forth (1) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of stock of the Corporation which are beneficially owned by each such nominee. In addition, the stockholder making such nomination shall promptly provide any other information reasonably requested by the Corporation.

B. Each such notice given by a stockholder to the secretary with respect to business proposals to bring before a meeting shall set forth in writing as to each matter: (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the name and address, as they appear on the Corporation's books, of the stockholder proposing such business; (iii) the class and number of shares of the Corporation which are beneficially owned by the stockholder; and (iv) any material interest of the stockholder in such business. Notwithstanding anything in these Articles to the contrary, no business shall be conducted at the meeting except in accordance with the procedures set forth in this Article IX.

C. The chairman of the annual or special meeting of stockholders may, if the facts warrant, determine and declare to such meeting that a nomination or proposal was not made in accordance with the foregoing procedure, and, if he should so determine, he shall so declare to the meeting and the defective nomination or proposal shall be disregarded and laid over for action at the next succeeding adjourned, special or annual meeting of the stockholders taking place thirty days or more thereafter. This provision shall not require the holding of any adjourned or special meeting of stockholders for the purpose of considering such defective nomination or proposal.

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ARTICLE X

 Directors

A. Number: Vacancies. The number of directors of the Corporation shall be such number, not less than five nor more than fifteen (exclusive of directors, if any, to be elected by holders of preferred stock of the Corporation, voting separately as a class), as shall be set forth from time to time in the bylaws, provided that no action shall be taken to decrease or increase the number of directors unless at least two-thirds of the directors then in office shall concur in said action, and further provided that no increase or decrease in the number of directors shall affect the tenure of office of any director. Subject to the rights of the holders of any class of preferred stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the stockholders or by a two-thirds vote of the directors then in office, whether or not a quorum. A director so chosen by the stockholders shall hold office for the balance of the term then remaining. A director so chosen by the remaining directors shall hold office until the next annual meeting of stockholders at which directors are elected and until his successor is elected and qualifies, at which time the stockholders shall elect a director to hold office for the balance of the term then remaining.

B. Classified Board. At the first meeting of stockholders of the Corporation at which directors are elected, the board of directors of the Corporation shall be divided into three classes as nearly equal in number as the then total number of directors constituting the entire board of directors shall permit, which classes shall be designated Class I, Class II and Class III. At such annual meeting of stockholders, directors assigned to Class I shall be elected to hold office for a term expiring at the first succeeding annual meeting of stockholders thereafter, directors assigned to Class II shall be elected to hold office for a term expiring at the second succeeding annual meeting thereafter, and directors assigned to Class III shall be elected to hold office for a term expiring at the third succeeding annual meeting thereafter. Thereafter, at each succeeding annual meeting, directors of each class shall be elected for three year terms. Notwithstanding the foregoing, a director whose term shall expire at any annual meeting shall continue to serve until such time as his successor shall have been duly elected and shall have qualified unless his position on the board of directors shall have been abolished by action taken to reduce the size of the board of directors prior to said meeting.

Should the number of directors of the Corporation be reduced, the directorship(s) eliminated shall be allocated among classes as appropriate so that the number of directors in each class is as specified in the immediately preceding paragraph. The board of directors shall designate, by the name of the incumbent(s), the position(s) to be abolished. Notwithstanding the foregoing, no decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Should the number of directors of the Corporation be increased, the additional directorships shall be allocated among classes as appropriate so that the number of directors in each class is as specified in the immediately preceding paragraph.

Whenever the holders of any one or more series of preferred stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the board of directors shall consist of said directors so elected in addition to the number of directors fixed as provided above in this Article X. Notwithstanding-the foregoing, and except as otherwise may be required by law or by the terms and provisions of the preferred stock of the Corporation, whenever the holders of any one or more series of preferred stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of stockholders.

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ARTICLE XI

 Removal of Directors

Notwithstanding any other provision of these Articles or the bylaws of the Corporation, any director or the entire board of directors of the Corporation may be removed at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose. Notwithstanding the foregoing, whenever the holders of any one or more series of preferred stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the preceding provisions of this Article XI shall not apply with respect to the director or directors elected by such holders of preferred stock.

ARTICLE XII

 Acquisition of Capital Stock

A. Three-Year Prohibition. For a period of three years from the effective date of the completion of the conversion of Home Savings Bank, SSB, Washington, North Carolina, from mutual to stock form (which entity or its successor shall become a wholly owned subsidiary of the Corporation upon such conversion), no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of the Corporation, unless such offer or acquisition shall have been approved in advance by a two-thirds vote of the Continuing Directors, as defined in Article XIII. In addition, for a period of three years from the completion of the conversion of Home Savings Bank, SSB from mutual to stock form (which entity or its successor shall become a wholly owned subsidiary of the Corporation upon such conversion), and notwithstanding any provision to the contrary in these Articles or in the bylaws of the Corporation, where any person directly or indirectly acquires beneficial ownership of more than 10% of any class of equity security of the Corporation in violation of this Article XII, the securities beneficially owned in excess of 10% shall not be counted as shares entitled to vote, shall not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote, and shall not be counted as outstanding for purposes of determining a quorum or the affirmative vote necessary to approve any matter submitted to the stockholders for a vote.

B. Prohibition After Three Years. If at any time after three years from the effective date of the completion of the conversion of Home Savings Bank, SSB from mutual to stock form (which entity or its successor shall become a wholly owned subsidiary of the Corporation upon such conversion), any person shall acquire the beneficial ownership of more than 10% of any class of equity security of the Corporation without the prior approval by a two-thirds vote of the Continuing Directors, as defined in Article XIII hereof, then the record holders of voting stock of the Corporation beneficially owned by such acquiring person shall have only the voting rights set forth in this paragraph B on any matter requiring their vote or consent. With respect to each vote in excess of 10% of the voting power of the outstanding shares of voting stock of the Corporation which such record holders would otherwise be entitled to cast without giving effect to this paragraph B, such record holders in the aggregate shall be entitled to cast only one-hundredth (1/100) of a vote, and the aggregate voting power of such record holders, so limited for all shares of voting stock of the Corporation beneficially owned by such acquiring person, shall be allocated proportionately among such record holders. For each such record holder, this allocation shall be accomplished by multiplying the aggregate voting power, prior to imposing the limitations of this paragraph B, of the outstanding shares of voting stock of the Corporation beneficially owned by such record holder by a fraction whose numerator is the number of votes equal to 10% of the shares of voting stock of the Corporation and whose denominator is the total number of votes represented by the shares of voting stock of the Corporation that are beneficially owned by such acquiring person: any share held by such record holder in excess of the allocated amount as determined in accordance with the previous clause shall be entitled to cast one-hundredth of a vote. A person who is a record owner of shares of voting stock of the Corporation that are beneficially owned simultaneously by more than one person shall have, with respect to such shares, the right to cast the least number of votes that such person would be entitled to cast under this paragraph B by virtue of such shares being so beneficially owned by any of such acquiring persons.

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C. Definitions. The term ''person" means an individual, a group acting in concert, a corporation, a partnership, an association, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group acting in concert formed for the purpose of acquiring, holding, voting or disposing of securities of the Corporation. The term "acquire" includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise. The term group "acting in concert" includes (a) knowing participation in a joint activity or conscious parallel action towards a common goal whether or not pursuant to an express agreement, and (b) a combination or pooling of voting or other interest in the Corporation's outstanding shares for a common purpose, pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. The term "beneficial ownership" shall have the meaning defined in Rule 13d-3 of the General Rules and Regulations under the Securities and Exchange Act of 1934, as in effect on the date of filing of these Articles.

D. Exclusion for Employee Benefit Plans. Directors, Officers, Employees and Certain Proxies. The restrictions contained in this Article XII shall not apply to (i) any underwriter or member of an underwriting or selling group involving a public sale or resale of securities of the Corporation or a subsidiary thereof; provided, however, that upon completion of the sale or resale of such securities, no such underwriter or member of such selling group is a beneficial owner of more than 10% of any class of equity security of the Corporation, (ii) any proxy granted to one or more Continuing Directors, as defined in Article XIII, by a stockholder of the Corporation or (iii) any employee benefit plans of the Corporation. In addition, the Continuing Directors, as defined in Article XIII, the officers and employees of the Corporation and its subsidiaries, the directors of subsidiaries of the Corporation, the employee benefit plans of the Corporation and its subsidiaries, entities organized or established by the Corporation or any subsidiary thereof pursuant to the terms of such plans and trustees and fiduciaries with respect to such plans acting in such capacity shall not be deemed to be a group with respect to their beneficial ownership of voting stock of the Corporation solely by virtue of their being directors, officers or employees of the Corporation or a subsidiary thereof or by virtue of the Continuing Directors, as defined in Article XIII, the officers and employees of the Corporation and its subsidiaries and the directors of subsidiaries of the Corporation being fiduciaries or beneficiaries of an employee benefit plan of the Corporation or a subsidiary of the Corporation. Notwithstanding the foregoing, no director, officer or employee of the Corporation or any of its subsidiaries or group of any of them shall be exempt from the provisions of this Article XII should any such person or group become a beneficial owner of more than 10% of any class of equity security of the Corporation.

E. Determinations. A majority of the Continuing Directors, as defined in Article XIII, shall have the power to construe and apply the provisions of this Article XII and to make all determinations necessary or desirable to implement such provisions, including but not limited to matters with respect to (a) the number of shares beneficially owned by any person, (b) whether a person has an agreement, arrangement or understanding with another as to the matters referred to in the definition of beneficial ownership, (c) the application of any other definition or operative provision of this Article XII to the given facts or (d) any other matter relating to the applicability or effect of this Article XII. Any constructions, applications, or determinations made by the Continuing Directors pursuant to this Article XII in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon the Corporation and its stockholders.

ARTICLE XIII

 Approval of Certain Business Combinations

In addition to any voting requirements under the Virginia Stock Corporation Act, the stockholder vote required to approve Business Combinations (as hereinafter defined) shall be as set forth in this section.

A.  (1)   Except as otherwise expressly provided in this Article XIII, the affirmative vote of the holders of (i) at least 80% of the outstanding shares entitled to vote thereon (and, if any class or series of shares is entitled to vote thereon separately, the affirmative vote of the holders of at least 80% of the outstanding shares of each such class or series), and (ii) at least a majority of the outstanding shares entitled to vote thereon, not including shares deemed beneficially owned by a Related Person (as hereinafter defined), shall be required in order to authorize any of the following:

(a)	any merger or consolidation of the Corporation with or into a Related Person (as hereinafter defined);
(b)	any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage, or any other capital device, of all or any Substantial Part (as hereinafter defined) of the assets of the Corporation (including without limitation any voting securities of a subsidiary) or of a subsidiary, to a Related Person;

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(c)	any merger or consolidation of a Related Person with or into the Corporation or a subsidiary of the Corporation;
(d)	any sale, lease, exchange, transfer or other disposition of all or any Substantial Part of the assets of a Related Person to the Corporation or a subsidiary of the Corporation;
(e)	the issuance of any securities of the Corporation or a subsidiary of the Corporation to a Related Person;
(f)	the acquisition by the Corporation or a subsidiary of the Corporation of any securities of a Related Person;
(g)	any reclassification of the common stock of the Corporation, or any recapitalization involving the common stock of the Corporation; and
(h)	any agreement, contract or other arrangement providing for any of the transactions described in this Article.

(2)  Such affirmative vote shall be required notwithstanding any other provision of these Articles, any provision of law, or any agreement with any regulatory agency or national securities exchange which might otherwise permit a lesser vote or no vote.

(3)  The term "Business Combination" as used in this Article XIII shall mean any transaction which is referred to in any one or more of subparagraphs A(1)(a) through (h) above.

B.   The provisions of paragraph A shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by any other provision of these Articles, any provision of law, or any agreement with any regulatory agency or national securities exchange, if the Business Combination shall have been approved by a two-thirds vote of the Continuing Directors (as hereinafter defined); provided, however, that such approval shall only be effective if obtained at a meeting at which a Continuing Director Quorum (as hereinafter defined) is present.

C.   For the purposes of this Article XIII the following definitions apply:

(1)   The term “Related Person” shall mean and include (a) any individual, corporation, partnership or other person or entity which together with its “affiliates” (as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934), "beneficially owns" (as that term is defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934) in the aggregate 10% or more of the outstanding shares of the common stock of the Corporation; and (b) any "affiliate" (as that term is defined in Rule 12b-2 under the Securities Exchange Act of 1934) of any such individual, corporation, partnership or other person or entity. Without limitation, any shares of the common stock of the Corporation which any Related Person has the right to acquire pursuant to any agreement, or upon exercise or conversion rights, warrants or options, or otherwise, shall be deemed "beneficially owned" by such Related Person.

(2)  The term "Substantial Part" shall mean more than 25 percent of the total assets of the Corporation, as of the end of its most recent fiscal year ending prior to the time the determination is made.

(3)  The term "Continuing Director" shall mean any member of the board of directors of the Corporation who is unaffiliated with the Related Person and was a member of the board prior to the time that the Related Person became a Related Person, and any successor of a Continuing Director who is unaffiliated with the Related Person and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the board.

(4)  The term "Continuing Director Quorum" shall mean two-thirds of the Continuing Directors capable of exercising the powers conferred on them.

ARTICLE XIV

 Evaluation of Business Combinations

In connection with the exercise of its judgment in determining what is in the best interests of the Corporation and of the stockholders, when evaluating a Business Combination (as defined in Article XIII hereof) or a tender or exchange offer, the board of directors of the Corporation may, in addition to considering the adequacy of the amount to be paid in connection with any such transaction, consider all of the following factors and any other factors which it deems relevant; (i) the social and economic effects of the transaction on the Corporation and its subsidiaries, employees, depositors, loan and other customers, creditors and other elements of the communities in which the Corporation and its subsidiaries operate or are located; (ii) the business and financial condition and earnings prospects of the acquiring person or entity, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition, and other likely financial obligations of the acquiring person or entity, and the possible effect of such conditions upon the Corporation and its subsidiaries and the other elements of the communities in which the Corporation and its subsidiaries operate or are located; and (iii) the competence, experience, and integrity of the acquiring person or entity and its or their management.

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ARTICLE XV

 Limitation of Officers' and Directors' Liability

An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages in any proceeding brought by or in the right of the Corporation or brought by or on behalf of stockholders of the Corporation, except to the extent otherwise required by Virginia law. If Virginia law is amended or enacted after the date of filing of these articles to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by Virginia law, as so amended. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE XVI

Indemnification

A.  The Corporation shall indemnify, to the fullest extent permissible under the Virginia Stock Corporation Act, any individual who is or was a director, officer, employee or agent of the Corporation, and any individual who serves or served at the Corporation's request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, in any proceeding in which the individual is made a party as a result of his service in such capacity.

B.  (1)  Reasonable expenses incurred by any person identified in paragraph A of this Article XVI who is a party to a proceeding will be paid or reimbursed by the Corporation in advance of the final disposition of the proceeding upon receipt by the Corporation of: (i) a written statement by such person of his good faith belief that the standard of conduct necessary for indemnification by the Corporation as authorized in this Article XVI has been met; and (ii) a written undertaking by or on behalf of such person to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

(2)   The undertaking required by subparagraph (ii) of paragraph (I) of this paragraph B shall be an unlimited general obligation of such person but need not be secured and may be accepted without reference to financial ability to make the repayment.

C.  Nonexclusive. The indemnification and advance payment of expenses provided by paragraphs A and B shall not be exclusive of any other rights to which a person may be entitled by law, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

D.  Continuation. The indemnification and advancement of expenses provided by this Article XVI shall be deemed to be a contract between the Corporation and the persons entitled to indemnification thereunder, and any repeal or modification of this Article XVI shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts. The indemnification and advance payment provided by paragraphs A and B shall continue as to a person who has ceased to hold a position named in paragraph A and shall inure to his or her heirs, executors and administrators.

E.  Insurance. The Corporation shall purchase and maintain insurance on behalf of any person who holds or who has held any position as a director or officer of the Corporation against any liability incurred by him or her in any such position, or arising out of his status as such, whether or not the Corporation would have power to indemnify him or her against such liability under paragraphs A and B.

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F.  Intention and Savings Clause. It is the intention of this Article XVI to provide for indemnification to the fullest extent permitted by the Virginia Stock Corporation Act, and this Article XVI shall be interpreted accordingly. If this Article XVI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee, and agent of the Corporation as to costs, charges, and expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of the Corporation, to the full extent permitted by any applicable portion of this Article XVI that shall not have been invalidated and to the full extent permitted by applicable law. If the Virginia Stock Corporation Act is amended, or other Virginia law is enacted. to permit further or additional indemnification or the persons defined in this Article XVI.A, then the indemnification of such persons shall be to the fullest extent permitted by the Virginia Stock Corporation Act, as so amended, or such other Virginia law.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE XVII

 Amendment of Bylaws

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to adopt, repeal, alter, amend and rescind the bylaws of the Corporation by a vote of two-thirds of the board of directors. Notwithstanding any other provision of these Articles or the bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law), the bylaws shall not be adopted, repealed, altered, amended or rescinded by the stockholders of the Corporation except by the vote of the holders of not less than 80% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose (provided that notice of such proposed adoption, repeal, alteration, amendment or rescission is included in the notice of such meeting), or, as set forth above, by the board of directors.

ARTICLE XVIII

 Amendment of Articles of Incorporation

The Corporation reserves the right to repeal, alter, amend or rescind any provision contained in these Articles in the manner now or hereafter prescribed by law, and all rights conferred on stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles VIII, IX, X, XI, XII, XIII, XIV, XV, XVI, XVII and this Article XVIII of these Articles may not be repealed, altered, amended or rescinded in any respect unless the same is approved by the affirmative vote of the holders of not less than 80% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as a single class) cast at a meeting of the stockholders called for that purpose (provided that notice of such proposed repeal, alteration, amendment or rescission is included in the notice of such meeting); except that such repeal, alteration, amendment or rescission may be made by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as a single class) if the same is first approved by a majority of the Continuing Directors, as defined in Article XIII of these Articles.

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